Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 11:23 AM 02/04/2013 FILED 11:17 AM 02/04/2013 SRV 130124437 – 5283631 FILE

CERTIFICATE OF FORMATION

OF

LADDER CAPITAL COMMERCIAL MORTGAGE SECURITIES LLC
1.  The name of the limited liability company is Ladder Capital Commercial Mortgage Securities LLC
2.  The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of tis registered agent at such address is The Corporation Trust Company.
IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Ladder Capital Commercial Mortgage Securities LLC this 4th day of 2013.

/s/ PAMELA MCCORMACK Pamela McCormack Authorized Person